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                                                                   Exhibit 23.2




                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement on Form S-4 related to the Prospectus of National City Corporation and National City Capital Trust I for the offer to exchange $500,000,000 of its Reset Asset Capital Securities for any and all of the outstanding Reset Asset Capital Securities of National City Capital Trust I, of our report dated January 17, 1996, on our audits of the consolidated financial statements and financial statement schedules of Integra Financial Corporation and subsidiaries as of December 31, 1995, and for the years ended December 31, 1995 and 1994. We also consent to the reference to our firm as "Experts."



                                                         COOPERS & LYBRAND LLP


Pittsburgh, Pennsylvania
July 21, 1997